Amendment No. 1 to pricing supplement No. 344 dated October 1, 2012 To prospectus supplement dated September 28, 2012 and prospectus dated September 28, 2012	Registration Statement No. 333-184193 Dated March 7, 2014; Rule 424(b)(3)
Deutsche Bank AG, London Branch

PowerShares DB Commodity Double Short Exchange Traded Notes due April 1, 2038
PowerShares DB Commodity Double Long Exchange Traded Notes due April 1, 2038
PowerShares DB Commodity Short Exchange Traded Notes due April 1, 2038
PowerShares DB Commodity Long Exchange Traded Notes due April 1, 2038

•
The original pricing supplement amended by the amendment No. 1 relates to four separate Exchange Traded Notes (the “securities”). The securities do not guarantee any return of principal at maturity and do not pay any interest during their term. For each security, investors will receive a cash payment, if any, at maturity or upon repurchase by Deutsche Bank AG, London Branch (“Deutsche Bank”), linked to the month-over-month performance of a total return version of a commodity-linked index, less an investor fee. Other than the specific amendments described below, the terms of the securities are as described in the original pricing supplement dated October 1, 2012.

•
Repurchase at Your Option

You have the right to require Deutsche Bank to repurchase your securities for an amount in cash equal to the repurchase value on the applicable valuation date.  After the close of trading on March 7, 2014 (the “Effective Date”), the minimum number of securities from a single offering you must irrevocably offer in order to effect a repurchase by Deutsche Bank at your option will be reduced from a minimum of 200,000 securities (or an integral multiple of 50,000 securities in excess thereof) to a minimum of 5,000 securities (or an integral multiple of 5,000 securities in excess thereof). As a result of this modification, the “Repurchase Procedures” in the original pricing supplement and the “Form of Offer for Repurchase” and the “Broker’s Confirmation of Repurchase” in Annex A to the original pricing supplement will be deemed to be amended to reflect the minimum repurchase amount of 5,000 securities (or an integral multiple of 5,000 securities in excess thereof). You may not combine securities from separate offerings for the purpose of satisfying the minimum repurchase amount.  After the Effective Date, if less than 5,000 securities of an offering are outstanding, you will not be able to avail yourself of the repurchase option.

•
We describe the securities in the original pricing supplement, prospectus supplement and prospectus filed with the Securities and Exchange Commission, or SEC. You may access the original pricing supplement, and the related prospectus supplement and prospectus, on the SEC website:

•	Original pricing supplement dated October 1, 2012:
http://sec.gov/Archives/edgar/data/1159508/000095010312005108/crt_dp33022-424b3.pdf
•	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf
•	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

  Terms used but not defined herein have the meanings given to such terms in the original pricing supplement.

•
Denominations/Face Amount: $25 per security. The securities have been and may be issued and sold over time at then-current market prices which may be significantly higher or lower than the face amount.

•	CUSIP Numbers:	Commodity Double Short ETNs: 25154H 483 Commodity Double Long ETNs: 25154H 475	Commodity Short ETNs: 25154H 467 Commodity Long ETNs: 25154H 459

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-19 of the original pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this amendment No. 1 to the original pricing supplement, the original pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The agent for the offerings, Deutsche Bank Securities Inc., is our affiliate. Please see “Supplemental Plan of Distribution (Conflicts of Interest)” in the original pricing supplement for more information.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. The securities are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

Deutsche Bank Securities
March 7, 2014